Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Apollo Commercial Real Estate Finance, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	7,500,000	$9.77	$73,275,000	0.00014760	$10,815.39

Total Offering Amounts					$73,275,000		$10,815.39

Total Fee Offsets							N/A

Net Fee Due							$10,815.39

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Apollo Commercial Real Estate Finance, Inc. 2024 Equity Incentive Plan (the “Plan”) and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. Represents the average of the high and the low sale prices of the registrant’s common stock on the New York Stock Exchange on June 11, 2024.